SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)           October 23, 2001

LINCOLN NATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

1-6028	35-1140070

(Commission File Number)	(IRS Employer Identification No.)

215-448-1400

(Registrant’s Telephone Number, Including Area Code)

1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102

(Address of Principal Executive Offices)

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Item 5. Other Events

Lincoln National Corporation (LNC or Lincoln) wishes to make clear that this filing is not prompted by any new development related to Swiss Re’s acquisition of LNC’s reinsurance business, but rather to clarify a statement made in Lincoln’s third quarter 2001 earnings conference call regarding a certain contractual provision — all as described below.

In an agreement dated July 27, 2001, Swiss Re Life & Health America Inc. (Swiss Re) agreed to acquire LNC’s reinsurance business (“Lincoln Re”) through an indemnity reinsurance transaction and the purchase of stock of several legal entities. On October 23, 2001, in response to a question during the webcast of Lincoln National Corporation’s third quarter 2001 earnings conference call, Lincoln management stated that there were no conditions to closing based on material adverse changes (MAC).

Lincoln management would like to clarify this statement by noting that it is a condition to closing that there shall not have been or occurred any change, event or circumstance that, individually or in the aggregate with all other changes, events or circumstances, has had or would reasonably be expected to have a material adverse effect on Lincoln Re (MAE). However, it is significant to note that, unlike the typical broad MAC clause, a change, event or circumstance will not be considered a MAE if it: (1) is caused by or that arises out of conditions affecting the economy or financial or capital markets in general, (2) is caused by or that arises out of conditions affecting the life reinsurance industry, the health reinsurance industry or the insurance or financial services industries generally, or (3) results from the announcement or the pendency of the transactions contemplated by the purchase agreement (including, but not limited to, changes in relations with employees and declines in sales volumes or net operating income). See Section 7.01(g) of the Stock and Asset Purchase Agreement By and Among Lincoln National Corporation, The Lincoln National Life Insurance Company, Lincoln National Reinsurance Company (Barbados) Limited and Swiss Re Life & Health America Inc. dated July 27, 2001, filed with the Securities and Exchange Commission by LNC on Form 8K on August 1, 2001.

As stated in the earnings conference call, the Lincoln Re transaction is on schedule and is expected to close late in the fourth quarter of 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation (Registrant)

Date	October 24, 2001	By /s/ Richard C. Vaughn

Executive Vice President and Chief Financial Officer

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